Exhibit 99.1

MAGUIRE PROPERTIES NAMES NELSON C. RISING PRESIDENT AND CEO

—Walter L. Weisman Elected Chairman of the Board; Robert F. Maguire III Named Chairman Emeritus—

—Company Suspends Quarterly Dividend—

—Maguire Group Proposal Withdrawn—

LOS ANGELES, May 19, 2008 — Maguire Properties, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, today announced that its Board of Directors has named Nelson C. Rising, an experienced, highly regarded real estate executive, as President and Chief Executive Officer and elected him to the Board of Directors, effective immediately.

Mr. Rising currently serves as Chairman and Chief Executive Officer of Rising Realty Partners and is the former Chairman and Chief Executive Officer of Catellus Development Corporation. During his 11-year tenure at Catellus, he oversaw its successful evolution from a railroad land company to a diversified development company and real estate investment trust. Catellus merged into ProLogis in 2005, in a $5.5 billion transaction, delivering a total return to shareholders of more than 570% over Mr. Rising’s tenure. Among Catellus’ developments during Mr. Rising’s tenure was Mission Bay in San Francisco, the largest mixed-use development in the history of the city. Prior to joining Catellus, Mr. Rising was, for ten years, a Senior Partner with Maguire Thomas Partners, a predecessor to Maguire Properties. He is also a former Chairman of the Board of the Federal Reserve Bank of San Francisco and Chairman Emeritus of the Real Estate Roundtable.

Robert F. Maguire III, currently Chairman and Chief Executive Officer, will assume the position of Chairman Emeritus and has stepped down from the Company’s Board of Directors.

Mr. Maguire commented, “I am delighted to have Nelson back. He was a valued partner of mine before and is an exceptional executive. I am very enthused to have him taking over from me. He will do an extraordinary job taking the Company forward.”

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Mr. Rising added, “It is a privilege to return to Maguire and to take the reins from Rob, one of our industry’s most accomplished developers. With its excellent portfolio of properties and strong market position in California, Maguire has outstanding potential. I look forward to working with our team to navigate our near-term challenges and best position the Company for the future.”

The Company also announced two new executive appointments. Douglas Gardner, Partner at Rising Realty Partners, will join Maguire Properties as Executive Vice President, and Christopher Rising, Managing Principal of Rising Realty Partners, will become a Senior Vice President.

Prior to joining Rising Realty Partners, Douglas Gardner was President of the Catellus Urban Development Group of Catellus Development Corporation, and Partner at Maguire Partners. He was also formerly an Associate Partner with the architectural firm of I.M. Pei and Partners in New York. Christopher Rising founded The Rising Real Estate Group, a real estate investment and brokerage company, was a Director with Cushman & Wakefield of California, Inc., served in the Office of President under John C. Cushman III at Cushman Realty Partners, and practiced real estate law with Pillsbury Madison & Sutro.

Walter L. Weisman Named Chairman of the Board

In connection with the leadership change, Walter L. Weisman has been elected Chairman of the Board, succeeding Mr. Maguire. Since 2006, Mr. Weisman has served as non-executive Vice Chairman and lead independent director of the Company’s Board of Directors, and he has been a member of the Board since 2003. Mr. Weisman is a past Chairman and Chief Executive Officer of American Medical International, Inc. and currently serves on the boards of Occidental Petroleum Corporation and Fresenius Medical Care. He is also Vice-Chairman of the Board of Trustees of the California Institute of Technology and Chairman of the Board of the Sundance Institute.

Dividend Policy

The Company also said that its Board of Directors has determined that it is prudent to suspend the quarterly dividend on its common stock at this time, in light of the difficult environment in the Company’s markets, as well as the capital markets, and their impact on recent performance, in order to preserve and strengthen the Company’s financial position. The Board will continue to

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assess the dividend policy in light of the Company’s ongoing performance and market conditions.

Maguire Proposal

The Company was informed by Mr. Maguire that he has withdrawn his proposal to acquire control of the Company.

About Maguire Properties, Inc.

Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. For more information on Maguire Properties, visit the Company’s website at www.maguireproperties.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include: risks associated with our consideration of strategic alternatives; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with the potential failure to manage effectively the Company’s growth and expansion into new markets, to identify properties to acquire, to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with our Company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and

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environmental laws; and risks associated with the Company’s dependence on key personnel whose continued service is not guaranteed.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 28, 2008. The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties, Inc.
Peggy Moretti
Senior Vice President, Investor and Public Relations
(213) 613-4558

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